Exhibit 99.1

Pacific Drilling Announces Arbitration Decision

LUXEMBOURG, January 15, 2020 — Pacific Drilling S.A. (NYSE: PACD) (the “Company”) announced today that an award has been issued in the previously disclosed arbitration proceedings between the Company’s subsidiaries, Pacific Drilling VIII Limited (“PDVIII”) and Pacific Drilling Services, Inc. (“PDSI”), and Samsung Heavy Industries Co. Ltd. (“SHI”) related to the contract for the construction and sale of the Pacific Zonda. An arbitration tribunal in London, England (the “Tribunal”) awarded SHI approximately $320 million with respect to its claims against PDVIII and PDSI. The award does not include approximately $100 million in interest and costs sought by SHI, on which the Tribunal reserved making a decision to a later date.

As previously disclosed, in connection with the Company’s now concluded Chapter 11 proceedings, PDVIII and PDSI (the “Zonda Debtors”) filed a separate plan of reorganization (the “Zonda Plan”) under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York, which was confirmed on January 30, 2019. Once the Tribunal’s award becomes final and unappealable, the Company expects the Zonda Debtors, which have approximately $4.5 million in cash and no other material assets, will be liquidated in accordance with the terms of the Zonda Plan.

The Company does not expect the Tribunal’s decision to have any material adverse effect on its operations or to cause any default under any of its material contracts including under the indentures for its outstanding notes.  As a result of the Tribunal’s decision, the Company expects to recognize a loss of approximately $225 million during the fourth quarter of 2019, primarily related to the elimination of the Zonda receivable on the balance sheet.

PDVIII and PDSI are currently considering whether to seek permission to appeal and are exploring all available legal remedies. Under the rules governing the arbitration proceedings, PDVIII and PDSI have no automatic right to appeal and the grounds on which the High Court in London may grant permission to appeal are limited. PDVIII and PDSI must seek permission to appeal no later than 28 days from the date of the award, or by February 12, 2020.

Pacific Drilling CEO Bernie Wolford commented, “The Company is surprised and disappointed by the Tribunal’s decision. However, this outcome will not impact our commitment and ability to continue to deliver to our customers the highest level of deepwater drilling services in our industry.”

About Pacific Drilling

With its best-in-class drillships and highly experienced team, Pacific Drilling is committed to exceeding our customers’ expectations by delivering the safest, most efficient and reliable deepwater drilling services in the industry. Pacific Drilling’s fleet of seven drillships represents one of the youngest and most technologically advanced fleets in the world. Pacific Drilling has principal offices in Luxembourg and Houston. For more information about Pacific Drilling, including our current Fleet Status, please visit our website at www.pacificdrilling.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are generally identifiable by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “our ability to,” “may,” “plan,” “potential,” “predict,” “project,” “projected,” “should,” “will,” “would”, or other similar words which are not generally historical in nature. The forward-looking statements speak only as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Our forward-looking statements express our current expectations or forecasts of possible future results or events, and include statements regarding the possibility of the Company’s appeal or other legal remedies and the potential timing and outcome of those actions, expectations regarding the Zonda Debtors’ bankruptcy proceedings, and expectations regarding the impact of the Tribunal’s decision on the Company’s operations, relationships, financial position, results of operations and liquidity.

Although we believe that the assumptions and expectations reflected in our forward-looking statements are reasonable and made in good faith, these statements are not guarantees, and actual future results may differ materially due to a variety of factors. These statements are subject to a number of risks and uncertainties and are based on a number of judgments and assumptions as of the date such statements are made about future events, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in such statements due to a variety of factors, including if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect.

Important factors that could cause actual results to differ materially from our expectations include: the risks of litigation in foreign jurisdictions and delays caused by third parties in connection with such litigation, the outcome of the Zonda Debtors’ bankruptcy proceedings and any actions that SHI or others may take in the bankruptcy or other proceedings against the Company and its subsidiaries, and the other risk factors described in our 2018 Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 12, 2019 and our Reports on Form 6-K. These documents are available through our website at www.pacificdrilling.com or through the SEC’s website at www.sec.gov.

Investor Contact:	James Harris
Pacific Drilling S.A.
+713 334 6662
Investor@pacificdrilling.com

Media Contact:	Amy L. Roddy
Pacific Drilling S.A.
+713 334 6662
Media@pacificdrilling.com

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